Exhibit 10.9

Guangzhou Shunjian Biomedical Technology Co., Ltd.

Share Transfer Agreement

December 2016

	Contents

Clause 1	Transfer of Shares and Consideration	4

Clause 2	Payment Arrangements	5

Clause 3	Transfer Procedure of the Subject Equity Interests	6

3.1	Payment terms	6

3.2	Transfer of the Subject Equity Interests	8

Clause 4	Transitional Arrangements	8

Clause 5	Representations and Warranties	8

Clause 6	Undertakings	9

Clause 7	Confidentiality	12

7.1	Confidentiality Obligation	12

7.2	Exceptions to the Confidentiality Obligation	13

7.3	Employees, Agents or Consultants	14

7.4	Clause 7 shall survive the termination of this Agreement	14

Clause 8	Liability for Breach of Agreement	15

8.1	Breach of Agreement	15

8.2	Liability for Breach	15

8.3	Specific Indemnity	16

8.4	Cumulative Remedies	17

Clause 9	Applicable Law and Dispute Resolution	17

9.1	Applicable Law	17

9.2	Dispute Resolution	18

Clause 10	Other Clauses	18

10.1	Notices	18

10.2	Costs and Taxes	19

10.3	Amendments	19

10.4	Non-waiver	19

10.5	Severability	20

10.6	Effectiveness and Text	20

Share Transfer Agreement

THIS SHARE TRANSFER AGREEMENT is made and entered into on the 5th day of December, 2016 in Jiangsu Province amongst the following Parties:

1. Transferor(s).

(1) Zhai Yifan

Passport No.: [***]

(2) Ren Jing

PRC Resident Identity Card No.: [***]

2. Transferee: Jiangsu Ascentage Pharma Pty. Ltd.

Unified Social Credit Code:9132129155582963XN

Address: Room 101, 1/F, Phase I Building, No. 1 Avenue China Medical City, 225300 Taizhou City, Jiangsu province, China

3. Target Company: Guangzhou Shunjian Biomedical Technology Co., Ltd.

Unified social credit code: 914401015983412713

Address: Room 208, No. 115, Jiufo Construction Road, Sino-Singapore Guangzhou Knowledge City, Luogang District, Guangzhou City, China.

WHEREAS:

(1)	Guangzhou Shunjian Biomedical Technology Co., Ltd. (the “Target Company”) is a limited company legally established and validly existing under the laws of the PRC. As at the date of this Agreement, the registered share capital of the Target Company is RMB50 million, and its shareholding structure is as follows:

Shareholders	Contributed capital (RMB million)	Shareholding ratio
Zhai Yifan	4.98	99.6%
Ren Jing	0.02	0.04%
Total	50	100%

(2)	The Transferor intends to transfer all of its equity interests in the Target Company, and the Transferee intends to purchase the aforementioned equity interests from the Transferor (the “Transaction”).

Accordingly, the Parties have reached an agreement on the Transaction in accordance with the Contract Law of the People's Republic of China, the Company Law of the People's Republic of China and other relevant laws and regulations. NOW IT IS AGREED as follows:

Clause 1         Transfer of Shares and Consideration

1.1 Subject Equity Interests. The Transferor agrees to transfer all the equity interests corresponding to the registered capital of RMB50,000,000 of the Target Company held by it in aggregate (representing 100% of the total registered capital of the Target Company) (the “Subject Equity Interests”) to the Transferee or to any acquiring entity to be determined by the Transferee pursuant to its future reorganization plan (hereinafter collectively referred to as the “Transferee”).

1.2 Consideration. The Transferor and the Transferee has agreed that the consideration for the Subject Equity Interests shall be as follows:

(1)	the Transferee shall pay to Zhai Yifan a cash consideration of RMB119,000,000. In addition, Zhai Yifan shall be entitled to acquire a 3% equity interest in the overseas connected persons of the Transferee that the Transferee intends to be the subject of the listing upon the completion of the overseas listing structure of the Transferee; and upon the completion of the Phase I clinical trial of Olverembatinib (“HQP1351”) (i.e., defined as a determination of MTD for the initiation of Phase 1B or 2a), Zhai Yifan shall have the right to acquire an equity interest of 2% in the overseas connected persons of the Transferee which is to be the subject of the listing. The Transferee has reserved the aforesaid 5% equity interest for Zhai Yifan (as the Transferor) before its Series B financing, and the equity structure of the Transferee after the reservation of such equity interest before and after its Series B financing are set out in Appendix 7-A and Appendix 7-B respectively.

(2)	The Transferee shall pay to Ren Jing a cash consideration of RMB1,000,000.

Clause 2          Payment Arrangements

2.1 The Transferor and the Transferee have agreed that the payment arrangements for the cash portion of the consideration shall be as follows:

(1)	Payment of the first instalment: Within fourteen (14) days after the signing of this Agreement, the Transferee shall pay RMB6,000,000 to the account of Zhai Yifan as set out in Appendix 6 (the date of payment of which shall hereinafter be referred to as the “Payment Date”);

(2)	Payment of the second instalment: Within thirty (30) days after the completion of the Series B financing by the Transferee, the Transferee shall pay RMB13,000,000 to the account of Zhai Yifan as set out in Appendix 6, and RMB1,000,000 to the account of Ren Jing as set out in Appendix 6.

(3)	Payment of the Balance: The Transferee shall pay RMB 20,000,000 to the account of Zhai Yifan as set out in Appendix 6 upon HQP1351 receiving the New Drug Application (NDA) approval in China (the “NDA Approval”). Within the first four years after the commercialization of HQP1351, the Transferee shall pay RMB20,000,000 per annum to the account of Zhai Yifan as set out in Appendix 6 until the expiry of four years after the NDA approval (i.e., the Transferee shall pay an aggregate of RMB100,000,000 to Zhai Yifan pursuant to this Clause 2.1(3)).

Clause 3          Transfer Procedure of the Subject Equity Interests

The transfer of the Subject Equity Interests in the Transaction and the payment of the Consideration shall be made in accordance with this clause:

3.1 Payment terms

The payment of the first installment by the Transferee shall be conditional upon the fulfillment of the following conditions (the “Payment Conditions”), and the Transferor shall complete all of the following conditions within twenty (20) Business Days after the signing of this Agreement (conditions waived in writing by the Transferee shall be deemed as fulfilled):

(1)	Obtaining of the relevant approvals, clearances or licenses by the Parties: (a) the Transaction has obtained the necessary approvals and consents from the relevant domestic governmental departments and regulatory authorities, as well as the required approvals or consents from third parties (where applicable); and (b) the Target Company has obtained the resolution of the shareholders' meeting and the decision of the executive directors approving the Transaction and consenting to the signing and fulfillment of all of the Transaction Documents

(2)	Business registration of changes: the business registration of changes in respect of the Transaction has been completed, i.e., the Transferee has been registered as the owner of the Subject Equity Interests.

(3)	Filing of legal representatives, executive directors, etc.: the Target Company has completed the reorganization of the board of directors and the management team and has completed the industrial and commercial filing, and after the filing, the legal representative, and the financial manager will be Xu Ying.

(4)	Transfer of company information: the Transferor shall have transferred to the Transferee all seals (including but not limited to the company's official seal, contract seal, financial seal and invoice seal), licenses (including but not limited to the company's business license (original and duplicate), bank account opening permits and all other permits), financial information (including but not limited to the company's financial books, statements, original vouchers, Internet banking U-shield), and other information related to the Target Company. ).

(5)	Due diligence: the Transferee has obtained active cooperation from the Transferor in completing a comprehensive due diligence on the Target Company, the Subject Equity Interests and the Subject Assets, including but not limited to the due diligence on business, finance, law, technology and tax, and, has not found any material defects or material problems which have an adverse impact on the Transferee to achieve its purpose of entering into the Transaction, subject to disclosure in Appendix 4 to this Agreement, and is satisfied with the results of such due diligence.

(6)	Representations and warranties: As of the Payment Date, the representations and warranties of the Transferor under this Agreement and the Appendices are true, accurate, complete and not misleading.

(7)	No material adverse effect: As of the Payment Date, there are no events, facts, conditions, circumstances or changes that may have any material adverse effect on the Subject Equity Interests or the performance of this Agreement; as of the Payment Date, there are no events, facts, conditions, circumstances or changes that have had or are reasonably foreseeable to have a material adverse effect on the Target Company's legal status, assets, financial structure, liabilities, technology, profit prospects and normal operation. There are no events, facts, conditions, circumstances or changes that may have or are reasonably foreseeable to have a material adverse effect on the legal status, assets, financial structure, liabilities, technology, earnings prospects and normal operation of the Target Company.

(8)	No material litigation, arbitration, etc.: As of the Payment Date, except for those disclosed to the Transferee, the Transferor and the Target Company are not subject to any litigation, arbitration, administrative proceeding, and there is no court judgment, award, ruling, arbitration, governmental decision or legal provision that has had or will have a material adverse effect on the Transaction that would or will: (a) prevent or restrain or cancel any of the Transactions hereunder, or affect the completion of the Transaction, or have a material adverse effect on the Transaction; (b) subject the Transferee to material penalties or liabilities or legal liabilities upon completion of any transaction under this Agreement as stipulated by law; or (c) restrict the operations of the Transferee in a manner that would constitute a material adverse change.

(9)	No Breach: As of the Payment Date, the Transferor and the Target Company are not in default under any of the Transaction Documents.

3.2 Transfer of the Subject Equity Interests

From the date of signing of this Agreement, the Transferee shall become the owner of the Subject Equity Interests and enjoy all the relevant shareholder’s rights under the Subject Equity Interests.

Clause 4         Transitional Arrangements

4.1 During the Transitional Period, all revenues (including but not limited to government subsidies) derived from the relevant business of the Target Company shall remain vested in and retained by the Target Company.

4.2 The Transferor shall jointly and severally provide the Transferee the Transitional Commitments as set out in Appendix 2.

Clause 5         Representations and Warranties

5.1 Representations and Warranties by the Transferee

The Transferee shall make the representations and warranties to the Transferor as stated in Appendix 5 of this Agreement. Such representations and warranties shall remain true, accurate and complete in all material respects as of the date of this Agreement and as of the Payment Date (unless a representation and warranty is expressly stated to relate only to a particular date).

5.2 Representations and Warranties by the Transferor

The Transferor severally and jointly represents and warrants to the Transferee that all of the representations and warranties set forth in Appendix 3 are true, accurate and complete as of the date of this Agreement and as of the Payment Date (unless a representation and warranty is expressly stated to relate only to a particular date).

Clause 6        Undertakings

6.1 Non-competition

(1)	The Transferor undertakes that for a period of two (2) years from the date of signing of this Agreement until the date on which it ceases to hold any interest, directly or indirectly, in the Target Company or the Transferee, the Transferor and its connected person(s) shall not engage, directly or indirectly, in any business that is of the same kind as, similar to, or in competition with, the business in which the Target Company or the Transferee is engaged, without the written approval of the Transferee ( “Competing Business”), nor shall it directly or indirectly hold any interest in any entity that constitutes a Competing Business with the company, or engage in any other behavior that is detrimental to the interests of the company, including but not limited to:-

(i)	controlling, participating in, or indirectly controlling or holding shares in a company or other organization engaged in a Competing Business;

(ii)	providing loans, customer information, research and development, technical support, or any other form of assistance to a company or organization engaged in a Competing Business;

(iii)	deriving benefits, directly or indirectly, from a Competing Business or from a company or other organization engaged in a Competing Business;

(iv)	soliciting or attempting to solicit in any manner customers in connection with the business of the Target Company or the Transferee or to enter into transactions with customers in connection with the business of the Target Company or the Transferee in the manufacture and sale of goods, whether such customers are pre-payment date or post-payment date customers of the Target Company or the Transferee;

(v)	employing in any way, through any person or organization directly or indirectly controlled by him or in which he has an interest, any person who has left the service of the Target Company or the Transferee since the Payment Date;

(vi)	soliciting in any manner the employment of employees from the Target Company or the Transferee;

(vii)	taking or making any action or statement detrimental to the reputation of the Target Company or the Transferee which may cause any entity to cease doing business with the Target Company or the Transferee; or use any name similar to the name of the Target Company or the Transferee or the name under which the business is conducted that is likely to be confusing, or incorporate or otherwise create any business entity, organization or domain name under the foregoing names; and

(viii)	engaging in any conduct on behalf of any entity (whether as a director, partner, consultant, manager, employee, agent or otherwise), directly or indirectly, that is detrimental to the interests of the Target Company or the Transferee.

(2)	The Parties has agreed that if the Target Company or the Transferee later develops new businesses or changes its business direction (hereinafter collectively referred to as “New Businesses”) and such New Businesses constitute Competing Businesses with the businesses of entities in which the Transferor had a direct or indirect equity interest or controlled directly or indirectly prior to the Target Company or the Transferee's plan to develop such New Businesses, such New Businesses shall not constitute a breach of the obligations under this Clause, provided that the Transferor agrees to sell the said Competing Business to the Target Company or the Transferee at a price to be determined by the Board of Directors of the Target Company or the Transferee after the Target Company or the Transferee has commenced the New Business. If the Target Company or the Transferee then decides not to purchase such Competing Businesses, the Transferor undertakes not to jeopardize the interests of the Target Company or the Transferee in any way.

(3)	If any transferor (“Defaulting Transferor”) breaches the non-competing obligation referred to in this Clause, it shall be liable as follows:-

(i)	If the Defaulting Transferor holds equity interests in the Target Company or the Transferee at the time of the breach of the non-competing obligation, the Transferee or the entity designated by the Transferee shall have the right to acquire all the equity interests in the Target Company or the Transferee directly or indirectly held by the Transferee at a nominal price (RMB1); the defaulting Transferor shall unconditionally agree to the transfer of the equity interests and actively cooperate with the completion of the approval and registration in connection with the transfer of such equity interests.

(ii)	If the Defaulting Transferor provides loans, customer information, research and development (R&D), technical support or any other form of assistance to a company or organization engaged in a Competing Business, the Transferee shall have the right to require the Defaulting Transferor, or to procure the relevant right holders to transfer and deliver the relevant R&D materials and results (regardless of whether they have been applied for or are protected by intellectual property rights) to the Target Company or the Transferee free of charge without retaining any copies or information contained therein.

6.2 Transaction Share

(1)	Within five years from the date of signing of the license agreement between the Transferee and the Target Company, the Transferee shall pay to Zhai Yifan a transaction share of 7.5% of the total consideration for any license agreement transactions entered into in respect of HQP1351 that are not intended for the treatment of chronic myeloid leukemia (CML) indications (the “Non-CML Indication Transactions”), including global, domestic and other regional Non-CML Indication Transactions, in the form of cash, stock, installment payment and future royalty.

(2)	Within five years from the date of signing of the license agreement between the Transferee and the Target Company, the Transferee shall pay to Zhai Yifan a transaction share of 5.0% of the total consideration for any license agreement transactions entered into in respect of HQP1351 that are intended for the treatment of chronic myeloid leukemia (CML) indications (the “CML Indication Transactions”), including global, domestic and other regional CML Treatment Transactions. in the form of cash, stock, installment payment and future royalty.

6.3 Debt Arrangement

The Transferee has agreed to waive Zhai Yifan's loan debt of RMB7,500,000 and Ren Jing's loan debt of RMB200,000. The Parties have agreed that such debt waivers can be realized through any legal means.

Clause 7        Confidentiality

7.1 Confidentiality Obligation

(1)	Each Party shall keep confidential the terms and conditions of the text, appendices and annexes of this Agreement and shall not disclose to any third party or allow any of its affiliates to disclose the terms and conditions of the text, appendices and annexes of this Agreement at any time.

(2)	Each Party shall (and shall ensure that its affiliates shall) use reasonable efforts to take all necessary measures to keep confidential the following information and ensure that its respective managers, employees, agents, professional advisors and other persons keep confidential the following information:

(a)	Any information, data or materials concerning the technology, customers, operations, finances, assets or business of each Party that may have or be obtained before or after the date of this Agreement;

(b)	(Note: (2)(b) is a duplicate to (2)(a));

(c)	Any proprietary or confidential information, data and materials concerning each Party that may have or be obtained before or after the date of this Agreement.

(3)	In any case, neither Party shall use the above information (hereinafter collectively referred to as “Confidential Information”) for any purpose or disclose it to any third party without the prior written consent of the other Party. Each Party to this Agreement shall perform its obligations under this clause at least in accordance with the confidentiality level and confidentiality procedures generally applicable to its own confidential information. The Party that obtains the Confidential Information shall not use such information for any purpose other than performing this Agreement and engaging in the activities described in this Agreement.

(4)	Notwithstanding the above provisions, with the consent of the other Parties, one Party may disclose this transaction to its employees, agents or professionals and professional institutions hired by it who are directly responsible for this acquisition, provided that the individuals or institutions that have agreed to assume the confidentiality obligations of the Confidential Information under this clause.

7.2 Exceptions to the Confidentiality Obligation

The confidentiality obligation under Clause 7.1 does not apply to:

(1)	disclosure to the Affiliates of the Party for purposes reasonably related to this Agreement or to creditors, shareholders of the other Party of the Target Company, etc. for the purpose of satisfying the conditions precedent stipulated in this Agreement;

(2)	information independently developed by the Party or such information lawfully obtained from a third party entitled to disclose the information;

(3)	information required to be disclosed by law, the regulations of any stock exchange, or any binding judgment, decree or regulation issued by any government authority;

(4)	information reasonably required to be disclosed by any tax authority for the tax purposes of a Party;

(5)	information reasonably required to be disclosed to the professional advisors of a Party on a confidential basis for the purposes of this Agreement, but each Party shall require such professional advisors to comply with the provisions of this Clause 7 regarding such confidential information as if they were Parties to this Agreement;

(6)	information that has become public knowledge without breach of the confidentiality provisions of this Clause 7;

(7)	information that has been approved in writing in advance for disclosure or use by each Party.

If the information is disclosed for reasons (2) or (4) above, the Party disclosing the information shall discuss the disclosure and submission of the information with the other Parties within a reasonable time before the disclosure or submission of the information, and shall, if the other Party requests the disclosure or submission of the information, try to ensure that the Party receiving the information keeps the information confidential.

7.3 Employees, Agents or Consultants

Each Party shall inform its respective managers, employees, agents or professional or other advisors providing advice on the matters described in this Agreement or recipients of confidential information provided by them of the confidential nature of such information and shall instruct them to:

(1)	keep such information confidential;

(2)	not disclose such confidential information to any third party (excluding those who have obtained such information in accordance with the terms of this Agreement).

(3)	If the person to whom the confidential information is disclosed violates the provisions of this Clause 7, the Party disclosing the information shall be liable for breach of confidentiality obligations.

(4)	Each Party shall ensure that the above-mentioned persons or Parties fulfill their confidentiality obligations by signing confidentiality agreements with them or taking other appropriate measures.

7.4 Clause 7 shall survive the termination of this Agreement

If this Agreement expires or is terminated for any reason, the provisions of this Clause 7 shall continue to be valid. Each Party shall continue to keep the contents of this Agreement (and all agreements or arrangements entered into pursuant to this Agreement) confidential and shall ensure that its respective managers, employees, agents, professional consultants, other consultants or any person or organization that obtains, acquires or knows such confidentiality agreements fulfills such confidentiality obligations.

Clause 8         Liability for Breach of Agreement

8.1 Breach of Agreement

Any Party that fails to perform, fully perform or properly perform any obligation under this Agreement or its appendices, or breaches any of its warranties and commitments under this Agreement, shall constitute a breach of contract (hereinafter referred to as "Breach", the breaching Party shall be referred to as the "Breaching Party", and the abiding Party shall be referred to as the "Abiding Party"). Unless otherwise agreed in this Agreement, any Abiding Party shall be entitled to compensation for any losses or damages suffered by it due to the Breach. The losses suffered by the Abiding Party due to the Breach by the Breaching Party shall only include the direct and indirect losses suffered or incurred by the Abiding Party as a result. If all Parties are at fault, they shall bear their respective responsibilities and losses according to the actual circumstances.

8.2 Liability for Breach

(1)	The Transferor further agrees, separately and jointly, that if any of the following circumstances occurs, the Transferee shall have the right to (a) require the Transferor to actually perform the Transferee's obligations under this Agreement, including but not limited to the transfer of the Subject Equity to the Transferee; (b) require the Transferor to compensate the Transferee for all losses suffered directly or indirectly as a result; and/or (c) unilaterally terminate this Agreement:

(i)	The Transferor fails to complete all payment conditions within twenty (20) working days after the signing of this Agreement or within a longer period agreed by the Transferee;

(ii)	The Transferor breaches any representation, warranty, commitment, agreement or obligation made by it under this Agreement, including but not limited to the Transitional Commitment.

(2)	If the Transferee chooses to unilaterally terminate this Agreement in accordance with Clause 8.2(1), then:

(i)	the Transferor shall return the purchase price, daily operating expenses (if any) and all other amounts paid by the Transferee or its designated Party, and pay to the Transferee a penalty of twice the interest rate of the bank loan of the same period of the purchase price paid by the Transferee or its designated Party;

(ii)	all loans (if any) provided by the Transferee or its affiliates to the Target Company or Project shall be deemed to be immediately current on the date the Transferee chooses to terminate this Agreement, and the Transferor and the Target Company shall immediately repay such loans and pay interest to the Transferee or its affiliates at the bank loan rate of the same period;

(iii)	the Transferor agrees to cooperate with the Transferee in the divestiture of the assets, businesses, personnel, contracts, etc. that the Transferee or its designated Party has injected into the Target Company. If the transferred assets are damaged or lost or their value is abnormally depreciated during the divestiture process, the Transferor shall compensate for it.

8.3 Specific Indemnity

(1)	The Transferor agrees that all liabilities and obligations (including civil and administrative liabilities, such as tax liabilities or any liabilities caused by any failure of the operating activities of the Target Company to comply with applicable laws, etc.) arising before the Payment Date or caused by facts or circumstances occurring before the Payment Date shall be borne by the Transferor, and the Transferor shall provide joint and several liability guarantee for the above liabilities with its equity interests in the Target Company and the Transferee. For the avoidance of doubt, the Transferor's assumption of the above liabilities shall not be affected by the fact that the Transferor has disclosed to the Transferee. If any person asserts liability and claims against the Transferee, the Transferee's shareholders, the Transferee's employees, directors, managers, consultants and/or agents, and the Investor Directors (hereinafter collectively referred to as the "Indemnified Parties") for the liabilities and obligations listed in the preceding sentence, the Transferor agrees to assume joint and several liability to compensate the Indemnified Parties for the damages, losses and expenses incurred or suffered thereby, unless the asserted liabilities and claims are caused by the Indemnified Parties' willful misconduct or gross negligence.

(2)	The Transferor further agrees that if the Transferee is required to bear compensation liability to its investors (including but not limited to SDIC Advanced Manufacturing Industry Investment Fund (Limited Partnership)) due to the Transferor or the Target Company’s breach of contract (including but not limited to the discrepancy between the statements and warranties of the Target Company), the Transferor shall bear such compensation liability on behalf of the Transferee and compensate the Transferee for all losses suffered thereby (if any).

8.4 Cumulative Remedies

The compensation paid by either Party pursuant to this Clause 8 shall not affect any other rights and remedies that the other Party shall enjoy under Chinese laws or other provisions of this Agreement.

Clause 9         Applicable Law and Dispute Resolution

9.1 Applicable Law

All disputes relating to this Agreement shall be governed by and construed in accordance with the laws of the People's Republic of China.

9.2 Dispute Resolution

(1)	All disputes related to this Agreement shall be resolved through friendly consultation. In case of dispute, a Party shall immediately start consultation with the other Party after receiving a written request for consultation from the other Party. If the dispute is resolved through negotiations, the negotiators of the Parties shall sign a written agreement to that effect, and the Parties hereby agree and undertake to give effect to and comply with any such agreement. If the dispute cannot be resolved within fifteen (15) days of the negotiation between the Parties to the dispute, either Party may submit the matter of the dispute to arbitration.

(2)	The matter in dispute shall be submitted to the Beijing Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules of the Commission in force at the time of the application for arbitration. The arbitral award shall be final and binding on the Parties, and either Party may apply to a court of competent jurisdiction for enforcement.

Clause 10         Other Clauses

10.1 Notices

Any notice, demand, order or other communications required or contemplated to be given under this Agreement shall be in writing in Chinese and shall be delivered in one or more of the following manners, with the effective date of service being: (a) the date of service if sent by hand, (b) the date on the confirmation of transmission of the facsimile if sent by facsimile, or (c) the date on the fourth (4) Business Day after the date of delivery to the courier service company or the earlier date that may be confirmed in writing to the sender by the courier service company, if sent by EMS or other courier, respectively. (c) by EMS or other courier, on the fourth (4) business day after delivery to the courier service company or such earlier date of delivery as the courier service company may confirm in writing to the sender. All notices, demands, orders and other communications shall be delivered to the following address, or to such address as a Party may from time to time notify the other Party.

(1) To the Transferee: Jiangsu Ascentage Pharma Pty. Ltd.

Address: Room 101, QB3 Building, China Pharmaceutical City Avenue, Hi-Tech Zone, Taizhou, Jiangsu Province, P.R. China

Tel: +86-136-6183-8118

Email: dyang@ascentagepharma.com

(2) To the Transferor

Zhai Yifan

Address:

Tel.:

Email:

10.2 Costs and Taxes

Each Party shall bear its own taxes and costs for conducting transactions under this Agreement in accordance with the relevant laws and regulations.

10.3 Amendments

Amendments to this Agreement (or any document referred to herein) shall be effective only if made in writing, signed by the Parties or their respective duly authorized representatives, and subject to the approval procedures required by law or regulation (where applicable).

10.4 Non-waiver

No act of either Party shall be deemed to be a waiver of any of the terms of this Agreement unless such waiver is expressly made in writing by such Party. The failure of either Party to insist upon the strict performance of any provision of this Agreement by the other Party, or the failure of either Party to exercise any of its rights hereunder, shall not be deemed to be a waiver of any such provision or a waiver of the future exercise of any such right.

10.5 Severability

If any provision of this Agreement is illegal, invalid or unenforceable, or is declared illegal, invalid or unenforceable by any arbitration tribunal or court with jurisdiction, then:

(1)	the other provisions remain valid and enforceable; and

(2)	the Transferor cannot use this as a reason to deny the Transferee the economic benefits it should enjoy under this Agreement and other transaction documents. The Parties agree to negotiate in good faith and shall adopt the reasonable suggestions made by the Transferee to the extent permitted by applicable law, adopt other alternatives permitted by applicable law, give the Transferee the same or equivalent economic benefits and legal rights, and make every effort to achieve the commercial purpose of this Agreement.

10.6 Effectiveness and Text

(1)	This Agreement and its Annexes shall become effective upon being signed by the Parties or their legal representatives or authorized representatives.

(2)	This Agreement is made in three (3) copies, with each Party holding one (1) copy, and each copy shall be deemed an original upon being signed and delivered.

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Appendix 1 Definition

Unless otherwise specified in this Agreement, the following terms shall have the following meanings in this Agreement.

Transaction	has the meaning set forth in Recital clause (2) hereof.

Agreement	the Share TransferAgreement and its appendices, amendments and supplements thereto executed by the Parties hereto

Target Share(s)	has the meaning set forth in Section1.1 of this Agreement.

Confidential Information	has the meaning set forth in Clause 7.1(3) of this Agreement.

Indemnified Parties	has the meaning set forth in Section8.3 of this Agreement.

Non-CML Indication Transactions	has the meaning set forth in Section 8.3 of this Agreement

Payment Terms	has the meaning set forth in Section3.1 of this Agreement

Parties/Party	Parties means the parties to this Agreement, and their respective successors, assignees and authorized representatives. Party means any one of the Parties.

Transitional Period	means the period from the date of signing of this Agreement to the Payment Date.

Competing Business	has the meaning set forth in Clause 6.1(1) of this Agreement

Connected Person	A connected person is one in which one party controls, jointly controls or exercises significant influence over another party, and two or more parties are under the control, joint control or significant influence of one party. For the purposes of this definition, significant influence means having the power to participate in decision-making with respect to the financial and operating policies of an entity without being able to control, or exercise joint control with others over, the formulation of those policies.

Business Day	a day (excluding Saturdays, Sundays and public holidays) on which banks in China are open for normal banking business.

Payment Date	has the meaning set forth in Clause 2.1(1) of this Agreement

Control	(including control, being controlled or joint controlled) means having the power, directly or indirectly, to determine the managerial, financial and operating policies of an entity, whether through the ownership of voting securities, contracts or other means.

Target Company	Guangzhou Healthquest Pharma Co., Ltd

NDA Approval	has the meaning set forth in Clause 2.1(3) of this Agreement

Applicable Law	means any applicable binding law, statute, rule, regulation, notification, interpretation, order or decision of any governmental or legislative authority, or judgment, decision or interpretation of any judicial authority.

Abiding Party	has the mearing set forth in Section8.1 of this Agreement

Transferee	Jiangsu Ascentage Pharma Co., Ltd.

Breach	has the meaning set forth in Section 8.1 of this Agreement

Breaching Party	has the meaning set forth in Section 8.1 of this Agreement

Defaulting Transferor	has the meaning set forth in Clause 6.1(3) of this Agreement

New Businesses	has the meaning set forth in Clause 6.1(2) of this Agreement

CML Indication Transactions	has the meaning set forth in Clause 6.2(2) of this Agreement

RMB	means Renminbi

China/PRC	means the People's Republic of China. For the purposes of this Agreement, Hong Kong, Macau and Taiwan are excluded.

Transferors	natural person shareholders Zhai Yifan and Ren Jing.

Appendix 2 Transitional Undertakings

Terms used in this Appendix shall have the same meanings as in the main body of this Agreement, except as specifically agreed herein.

Unless otherwise agreed herein, the Transferors (collectively, the “Undertaking Parties”) jointly and severally make irrevocable undertakings to the Transferee as follows.

(1)    Unless previously agreed or requested by the Transferee in written form, during the Transitional Period, the Undertaking Parties shall not do any of the following acts:

(a) Engage in any material operational matters involving the Target Company (including those affecting the accounts of the Target Company in excess of RMB300,000: payment, arrangement of operational plan, sales arrangement, construction progress arrangement, submission of proposal for review, signing of contract with other parties, provision of loan to a third party, provision of guarantee for a third party, borrowing of loan, adjustment of personnel, handling of litigation/arbitration matters, etc.);

(b) Issue or sell any bonds or other securities (or any options, warrants or other rights to purchase equity), or increase or decrease its registered capital, or change its shareholding structure, or pay any dividends to any shareholder.

(c) create any mortgage, lien, pledge, guarantee or any other encumbrance on any equity interest of the Target Company held by the Undertaking Parties under this Agreement (except for the guarantees already disclosed by the Undertaking Parties to the Transferee in Appendix 4 hereunder and the pledge of the restricted equity interests to the Transferee for the performance of this Agreement).

(d) release or waive, or otherwise release any rights or claims relating to the Target Company or its equity interest in the Target Company, or waive or release any rights (including claims) in any litigation or arbitration proceedings relating thereto.

(e) Dispose any property or assets, whether real, personal or otherwise (including, without limitation, leasehold and intangible property), in any manner other than in the ordinary course of business.

(f) Merge, consolidate any third party, or make an acquisition of assets in excess of two million Renminbi(RMB2,000,000) in the aggregate.

(g) Amend the articles of the company(or similar corporate documents).

(h) Increase the number of the company's board of directors or change the composition of its board of directors.

(i) Employ or dismiss the general manager, chief financial officer, or senior management of the company.

(j) Enter into any partnership agreement, joint venture agreement or other profit-sharing agreement.

(k) Enter into any bankruptcy, dissolution or liquidation proceedings.

(l) Adopt the company's annual budget plan or annual business plan.

(m) Discuss, negotiate and contact any other third party in relation to the transfer (including direct or indirect transfer), sale or other disposal of the Target Company or its equity interest in the Target Company, sign any agreement, letter of intent or other document with any third party in relation to the acquisition of its equity interest in the Target Company, and staff members, directors, shareholders or any of the Connected Persons of the Undertaking Parties engaging in the abovementioned acts with any other third party.

(n) Sign any contract or making any commitment that would have any adverse effect on the Transferee.

(o) Transfer any obligations under or make any amendments, changes or supplements to material contracts of the Target Company, including but not limited to the “Technology Transfer (Patent) Agreement for D824 (HQP1351), a Novel Antileukemia Class 1.1 New Drug to Overcome Clinical Resistance to Gleevec,” entered into between the Target Company and the Guangzhou Institutes of Biomedicine and Health of the Chinese Academy of Sciences

(p) Distribute profits to the Target Company or other similar forms of disposal of property.

(2)  During the Transitional Period, the Undertaking Parties shall procure the fulfillment of the following matters (with the active cooperation of the Transferee);

(a) Using its best efforts to maintain the normal operation of the Target Company's existing business and to carry out normal business for the benefit of the Transferee in order to maintain the continuity of the business (including, but not limited to, maintaining the goodwill of the relevant business).

(b) Complying with all Applicable Law, regulatory and administrative requirements of the jurisdiction in which it conducts its business.

(c) Taking all reasonable steps to maintain the validity of all qualifications, permits and licenses relating to the target of the acquisition hereunder.

(d) Fully assisting the Transferee in the takeover of the Target Company and the continuous and stable operation of the Target Company.

(e) promptly notifying the Transferee in writing within 3 days from the date of occurrence of any of the following circumstances.

(i) any Breach hat has arisen or is likely to arise due to the Undertaking Parties or arising from the business of the Target Company, which will have a material adverse effect on the Target Company or the Target Shares; and

(ii) any litigation, arbitration or other legal proceedings or awards arising out of or in connection with the business of the Undertaking Parties or the Target Company that have or may have a material adverse effect on the Target Shares; and

(iii) any circumstances arising out of the Undertaking Parties or the business of the Target Company that may render the representations and warranties made by the Target Company herein untrue or inaccurate.

Appendix 3 Representations and Warranties by the Transferors

The Transferors make the following representations and warranties, subject to those disclosed in the Disclosure Letter, and ensures that each of the following representations and warranties is true, complete and accurate in all material respects as of the date of this Agreement and as of the Payment Date. The Transferors acknowledges that the Transferee is relying on the representations and warranties of the Transferors in entering into the Transaction.

1.1.1	Authorization. The execution of the any transaction document, the performance of all obligations under the Transaction Documents and the consummation of the transactions under the Transaction Documents by the Transferors or the Target Company have been or will be fully authorized as necessary. The Transferors and the Target Company have full civil capacity and civil rights to sign the Transaction Documents and perform their obligations under the Transaction Documents. The Transaction Documents, once signed, shall be legally binding on the relevant Transferors as a party thereto.

1.1.2	Investment. Save as disclosed in the Disclosure Letter, the Target Company does not have any other subsidiaries, partnerships, branches or offices in the PRC or overseas, and does not directly or indirectly hold shares or similar interests in any other entities.

1.1.3	No conflicts. The execution, delivery and performance of each of the transaction documents by the Transferors or the Target Company will not violate any provision of its articles of association or constitutional documents; will not violate any Applicable Law, government orders or judgments, rulings or decisions applicable to its assets or business; and will not violate any contract or agreement by which it is bound or result in the accelerated expiration of any of its contractual obligations. Each of the Transferor or the Target Company has obtained all third party consents or authorizations necessary to carry out the transactions contemplated under the transaction documents, and, except for the approval or filing of the change of registration of foreign-invested enterprises by the competent commercial department and the registration of the Administration for Industry and Commerce, is not required to obtain the consents, approvals, orders, authorizations of, or to be required to be registered, qualified, appointed, declared or filed with, the aforementioned governmental departments. No material agreement or contract (as defined in Section 1.1.13 hereof) between the Target Company and any other entity will be terminated by the execution or performance of the Transaction Documents or be materially and adversely affected by the Transaction Documents.

1.1.4	Effective continuance. The Target Company is an entity formally established or incorporated under the Applicable Law of the jurisdiction in which it is incorporated or established and is validly existing, and is not subject to any cancellation or deregistration. The registered capital or share capital of the Target Company has been fully paid and on time in accordance with its articles of association and the Applicable Law of the jurisdiction in which it is incorporated or established, and has complied with the requirements of the Applicable Law, and there has been no non-payment, late payment, false registration or evasion of registered capital. The articles of association of the Target Company have been legally and validly approved and registered (if required), and are valid and enforceable. The scope of business of the Target Company complies with the requirements of the Applicable Law. The Target Company is carrying out its business activities in material respects in accordance with the scope of business as set out in the articles of association and the provisions of the Applicable Law. Save as disclosed in the Disclosure Letter, all licenses, approvals, permits and authorizations necessary for the Target Company to carry out its business activities under the Applicable Law of the place of its incorporation or establishment have been applied for and obtained in accordance with the law; and all such licenses, approvals, permits and authorizations are valid and subsisting and are not materially and adversely affected by the transactions contemplated in any of the Transaction Documents. The Target Company has passed the annual inspection of the Target Company's licenses, approvals, permits and authorizations, if any, by the relevant government authorities. The corporate governance documents of the Target Company, including minutes of the board’s meetings, minutes of the shareholders' meetings and the register of shareholders of the Target Company, have been properly maintained and complete and accurate records of matters to be recorded in such documents have been maintained.

1.1.5	Financial reports. The Target Company has made available to the Transferee the audited financial statements (the “Balance Sheet”) of the Target Company as of October 31, 2016 (the “Balance Sheet Date”), either audited or confirmed by the signature of the financial officer of the Target Company. All audited accounts and management accounts of the Target Company have been prepared in accordance with the requirements of the Applicable Laws of the place of its incorporation or establishment and give a true, complete and accurate view, in all material respects, of the state of affairs of the Target Company as at the date of the relevant accounts, and the financial records and information of the Target Company comply, in all material respects, with the requirements of the Applicable Law and with the accounting standards applicable in the place of its incorporation or establishment. All documents of the Target Company, including books of accounts, records of changes in shareholdings, financial statements and all other records of the Target Company, are maintained in accordance with the requirements of Applicable Law and business practices and are in the sole possession of the Target Company. Major transactions relating to the business of the Target Company are accurately and regularly recorded. There are no off-book cash sales proceeds, off-book liabilities, misappropriation of funds of the Target Company by any shareholders of the Target Company and their Connected Persons, or significant internal control weaknesses in the Target Company.

1.1.6	Undisclosed liabilities. The Target Company does not have any other material indebtedness (i.e., indebtedness in excess of RMB1,000,000 in aggregate) not reflected in the Balance Sheet, except for indebtedness incurred subsequent to the Balance Sheet Date in the ordinary course of business of the company, which is not prohibited by this Agreement and will not have any material adverse effect on any shareholders of the Target Company or on the Target Company itself; and, except as disclosed in the Disclosure Letter, the Target Company has never provided guarantees for other persons, nor has it granted any mortgages, pledges or other security rights in its property.

1.1.7	Share capital structure. A true, complete and accurate disclosure of the share capital structure of the Target Company has been made in the Disclosure Letter. The Target Company has never, in any form, promised or issued to any person any interest, equity, bonds, warrants, options or interests of the same or similar nature other than the shareholders' interests embodied in the aforesaid share capital structure. Save as disclosed in the Disclosure Letter, there is no escrow, trust or similar arrangement, nor security interest such as pledge, mortgages, or encumbrance of rights of any kind or any other third-party rights (including but not limited to, in respect of the shareholding of any person, any options or conversion rights or preferential rights of any nature whatsoever) over the equity interests in the Target Company held by the Transferors, except for the restrictions or encumbrances agreed to under the respective transaction documents or the articles of association.

1.1.8	No change. From the Balance Sheet Date, except as disclosed in the Disclosure Letter, the Target Company has not:

(1) incurred or assumed any liabilities other than those arising from normal course of business.

(2) provided guarantees, mortgages, pledges, or other security rights over its property to other persons in addition to its normal course of business.

(3) modified to any existing Material Agreement or Contract (as defined in Section 1.1.13 of this Agreement) to the detriment of the Target Company.

(4) released of any claims or waiving any claims against others other than in the ordinary course of business.

(5) paid any bonus or increased any other form of income to any officer, director, employee, sales representative, agent or consultant (except to the extent required by the Project Partners and in the ordinary course of business).

(6) removed or procured any key employees (including senior management and core technical staff, as listed in Annex 5, hereinafter referred to as “Key Employees”) of any of the Target Companies (including Ascentage Pharma HK and Guangzhou Healthquest Pharma Co., Ltd), or increased the level of remuneration by more than 30%.

(7) made any change in the relationship with suppliers or customers that would have a material adverse effect on the Target Company.

(8) made any significant change in accounting methods, policies or principles, financial accounting rules and regulations.

(9) Sold, distributed or transferred any material asset, tangible or intangible, other than in the ordinary course of business.

(10) made any transactions or acts outside the normal course of business that have a material adverse effect on the Target Company.

(11) declared, paid, prepared to declare, or offered to pay any dividend, bonus, or other form of shareholder distribution.

(12) spun off, merged with a third party, or acquired a third party's equity, assets or business.

(13) purchased, acquired, leased, or granted a security right, mortgage, pledge, or lien on any tangible or intangible material asset other than in the ordinary course of business.

(14) incurred loans exceeding RMB1,000,000,000 outside of normal course of business.

(15) made any damage, destruction or loss of physical assets (whether or not covered by insurance) which materially affects the business or operations of any Target Company.

(16) caused any material adverse effect, or any event, circumstance, fact, change, development or effect which, individually or in the aggregate, could result in a material adverse effect, to the knowledge of the Transferors.

1.1.9	Taxes. The Target Company has completed all tax registrations required by the Applicable Law, has paid all taxes due and is not subject to any penalties, surcharges, fines or interest relating to such taxes. Save as disclosed in the Disclosure Letter, the Target Company is not subject to any material tax violations, irregularities, disputes and litigations relating to taxes. The Target Company has filed the required information with any requesting taxing authority and there are no disputes with taxing authorities concerning the Target Company's tax liabilities or, to the best of the Transferors’ knowledge, potential tax liabilities or disputes on tax benefits. The Target Company maintains financial information for the proper recording and payment of taxes.

1.1.10	Assets. The Target Company legally possesses and uses all current, fixed and intangible assets that it owns and that are necessary for the operation of its business. No encumbrances have been placed on these assets. Save as disclosed in the Disclosure Letter, there are no circumstances which restrict or prohibit, or to the knowledge of the Transferors would restrict or prohibit, the Target Company from continuing to possess, use, benefit from, or dispose of the assets. Except for assets not exceeding RMB100,000 individually or in the aggregate, the assets of the Target Company as reflected as of the Balance Sheet Date, or assets purchased after the Balance Sheet Date, have been maintained and repaired as necessary to meet the needs of the company in the conduct of its current business.

1.1.11	Real estate. Save as disclosed in the Disclosure Letter, the Target Company does not own any other land, property or construction in progress, or similar rights and interests therein. Save as disclosed in the Disclosure Letter, the Target Company does not have any other leasehold land or properties. The leasehold land and properties listed in the Disclosure Letter are leased and used by the company in accordance with the law and, to the best of the Transferors’ knowledge, are not subject to any encumbrances. There has been no material Breach by the Target Company of the agreements relating to such leases and there are no circumstances (including any expropriation or condemnation notices) which restrict or prohibit, or to the knowledge of the Transferors, will restrict or prohibit, the Target Company from continuing to lease, occupy, or use the real estate listed in the Disclosure Letter.

1.1.12	Connected Person matters. Unless otherwise disclosed in the Disclosure Letter, none of the shareholders, directors, supervisors, senior management officer of the Target Company or the Connected Persons of the foregoing has: (i) any contract, commitment or any transaction that has been entered into, is in the process of being entered into or is proposed to be entered into; (ii) any direct or indirect, one-way or two-way obligations (other than outstanding wages at this stage), commitments to provide loans or security interests; (iii) any direct or indirect interests in or a significant business relationship with the Target Company and its contracts (including buying, selling, licensing, authorizing the use of, or providing any of the company's products, intellectual property and other assets and services). The Transferors and their Connected Persons do not have any direct or indirect ownership interests (except for obtained of not more than 1% of the shares on the public security market) in, or control by way of loan, agreement or otherwise, or serve as senior managers, directors or partners of, the Target Company or any enterprises that is related to, in business relationship with, or in competition with the Target Company.

1.1.13	Contracts. The Target Company has provided to the Transferee copies of its Material Agreements or Contracts currently in force which are in conformity with the originals, and all of the Material Agreements or Contracts currently in force are legally owned by the Target Company, legally valid and enforceable (including, but not limited to, the “Novel Antileukemia Drug D824 (HQP1351) Technology Transfer (Patent) Agreement to Overcome Clinical Resistance to Gleevec” entered into between the Target Company and the Guangzhou Institutes of Biomedicine and Health of the Chinese Academy of Sciences). Save as disclosed in the Disclosure Letter, all Material Agreements or Contracts currently in force have been duly performed and there has been no material Breach of contract by the Target Company. The “Material Agreements or Contracts” referred to in this paragraph means all contracts, agreements or other forms of documents or arrangements that meet the following requirements and are in the process of being performed, or have been performed but are subject to disputes: (i) any contract with an amount of more than RMB5,000,000 or its equivalent in U.S. Dollars; (ii) any contract with a term of performance exceeding two years from the date of signing of this Agreement, except for confidentiality agreements, consulting agreements with intermediaries in the legal, financial, tax and appraisal fields, and contracts relating to administrative affairs (including, but not limited to, contracts for long term cooperation such as hotel booking, express delivery, air tickets, etc.) which do not have a specified term of validity; (iii) any contract on which the company's business is materially dependent or which are of great significance to the company's business; (iv) any lease contract and contracts, agreements or arrangements relating to the sale or disposal of the company's assets or the company's business (except for those arising from the normal course of the business operations); (v) any contract that materially limits the Target Company's ability to compete or restrict the Target Company's ability to carry on its business in any material respect; (vi) contracts requiring the Target Company to perform outside of China; (vii) any contract granting an agent, representative or other similar authority to another party; (viii) any contract containing a right of first refusal; (ix) any contract the nature of which is beyond the scope of the Target Company's normal business operations; (x) any contract containing exclusivity clauses, non-competition clauses or other provisions restricting the company's sale of its products, business operations or business expansion; (xi) any contract and agreement of any nature with the directors, supervisors and Key Employees of the Target Company; (xii) any intellectual property rights transfer and license agreement (whether the Target Company is acting as a transferor, transferee, licensor or licensee) and (xiii) other contracts that are likely to have a significant impact on the assets and business of the Target Company.

1.1.14	Intellectual property rights. The disclosures in the Disclosure Letter are an accurate and complete list and details of the intellectual property rights to which the Target Company is entitled. The Target Company has the legal ownership of or the right to use all intellectual property rights (including, but not limited to, patents, trademarks, copyrights, know-how, domain names and trade secrets, etc.) necessary for the conduct of its business activities, and such intellectual property rights are valid and enforceable in accordance with the law. To the best of the Transferors’ knowledge, there are no matters that render any of the intellectual property rights invalid or unenforceable. The co-ownership by other third parties of the intellectual property rights necessary for the operation of the Target Company does not affect the use of such intellectual property rights by the company, in particular for the research and development, registration, production and sale of the relevant pharmaceutical products. Unless otherwise disclosed in the Disclosure Letter, the Target Company has not infringed or unlawfully used any intellectual property rights in which any third party has any right, title or interest, nor has it licensed or permitted any third party to use any intellectual property rights in which the Target Company has any right, title or interest. The Target Company has not infringed upon any intellectual property rights, trade secrets, proprietary information or other similar rights of others, and there are no claims, disputes or litigation proceedings pending or foreseeable which would require the Target Company to assert any claim for infringement. There are no known instances of infringement by third parties of the intellectual property rights legally owned by the Target Company. The patents, trademarks, software copyrights and domain names owned by the Target Company have been duly registered in accordance with the law and are in a valid state without any encumbrance. Save as disclosed in the Disclosure Letter, none of the shareholders, directors, supervisors, senior management of the Target Company or any of the aforesaid persons' Connected Persons owns any other intellectual property rights (including but not limited to patents, trademarks, copyrights, know-how, domain names, etc.) in relation to the main business of the Target Company. Any of the shareholders, directors, supervisors and senior management of the Target Company who hold interests in the aforesaid entities, accept employment by the aforesaid entities or engage in the aforesaid entities' business activities have not violated any contracts or binding commitments (including but not limited to confidentiality and non-competition obligations) signed by any of them, and will not constitute any infringement of the lawful rights of other holders of the intellectual property rights.

1.1.15	Environment, health and safety. The Target Company has, since its establishment, consistently complied in all material respects with all Applicable Law in the aspects of the environmental protection relating to its business operations and has not committed any material violations of the laws of such applicable countries. Save as disclosed in the Disclosure Letter, the Target Company has obtained all environmental approvals and permits required.

1.1.16	Litigation and other legal proceedings. There are no proceedings, whether completed, pending or, to the best of the Transforers’ knowledge, foreseeable, that would have a material adverse effect on the Target Company or materially and adversely affect the formation, validity and enforceability of this Agreement and the transactions contemplated hereby, that:

(1)	penalties, injunctions, orders or investigations by governmental authorities against the Target Company and its respective directors, supervisors and senior management; and

(2)	disputes, claims, claims or proceedings such as civil lawsuits, criminal proceedings, administrative litigation and arbitration against the Target Company and its executive directors, supervisors and senior management.

1.1.17	Regulatory compliance. The activities of the Target Company have always complied in all material respects with the laws of the applicable countries and the requirements of the relevant governmental authorities, and there have been no violations of any Applicable Law that would have a material adverse effect on the Target Company.

1.1.18	Commercial bribery. Neither the Target Company nor its shareholders, directors, supervisors, senior management, employees, nor, to the best of the Transferors’ knowledge, any consultants or agents of the aforementioned parties have violated any Applicable Law concerning anti-commercial bribery and anti-unfair competition in the course of handling of the business of the Target Company.

1.1.19	Employees.

(1)	Save as disclosed in the Disclosure Letter, the Target Company have complied in material respects with the applicable labor laws concerning its employment of employees.

(2)	As of the Closing Date, there are no labor disputes or controversies pending or known or, to the best of its knowledge, potential to arise between the Target Company and its current or former employees .

1.1.20	Save as disclosed in the Disclosure Letter, as of the Closing Date, the Target Company does not have any outstanding obligations for payment of financial compensation for termination of employment relationship or other similar compensation or indemnity expenses in connection with the employment relationship.

1.1.21	Save as disclosed in the Disclosure Letter, the Target Company has paid or withheld and paid in full the pension, housing, medical, unemployment and all other social insurance premiums or employee benefits payable under the relevant PRC laws and agreements, and undertakings in accordance with the Applicable Law. There are no existing or known potential pending disputes in respect of such social insurance premiums or employee benefits.

1.1.22	Save as disclosed in the Disclosure Letter, the Target Company does not provide or undertake to provide any other on-the-job, termination, dismissal, retirement or pension benefits, security or compensation to its employees, except for employee benefits, social and pension security and economic compensation for termination of labor contracts as required by the Applicable Law.

1.1.23	Save as disclosed in the Disclosure Letter, there are no agreements, covenants or contracts restricting the Transferors from establishing, operating or managing the Target Company, engaging in its principal business or holding equity interests in the Target Company; and the establishment, operation or management of the company, engaging in its principal business or holding equity interests in the Target Company by the Transferors will not be in Breach of any of the agreements, covenants or contracts entered into by the Transferors with any third party.

1.1.24	Insurance. The Target Company maintains insurance coverage in connection with its ordinary course of business that is consistent with ordinary business practices which is currently legal and in effect. The Target Company has not taken any action that would invalidate or increase the premium rates on such insurance policies. There are no pending claims against the above insurance policies.

1.1.25	No competitions. No Key Employee of the Target Company is engaged, directly or indirectly, in any business that is the same, similar or in competition with its principal business or the business conducted by its subsidiaries (the “Competing Businesses”), or has any interest, directly or indirectly, in any entity that is a Competing Business with the company.

1.1.26	Drug product registration. In applying for all approvals under the Applicable Law to the China Food and Drug Administration, or its branches, or to other national agencies performing the corresponding functions (collectively, the “FDA”), for all of the Target's drug products that are in the research and development stage (the “R&D Products”), all applications are in compliance with all Applicable Law. To the Transferors’ knowledge, the data and information contained in all applications are true and accurate to the best of Target's commercial efforts. The clinical trial approvals obtained by the Target Company for the R&D Products are valid and effective and are not subject to any possible withdrawal or revocation by the FDA. None of the R&D Products infringe the intellectual property rights of any third party, and the same representations and warranties were made to the FDA at the time of submission of the application to the FDA. All clinical trials conducted by the Target Company for the R&D Products have complied with the Applicable Law and requirements of the FDA. The Target Company has not been challenged, investigated or penalized by the FDA in connection with any of the applications or clinical trials for the R&D Products.

1.1.27	Historical financing. The Target Company has fully disclosed to the investors all the financing documents executed in connection with the Target Company's historical financing, and there are no undisclosed matters relating to any rights of historical investors in the Target Company.

1.1.28	State-owned assets management. The Target Company is not required to apply for any approval or filing in relation to state-owned assets management in connection with the Transaction.

1.1.29	Full disclosure. The Transferors has fully disclosed to the Transferee all information requested by the Transferee and all information relating to the Target Company and the Transaction that may affect whether the investors will enter into the Transaction. Any representations, warranties or information provided or to be provided by the Transferors to the Transferee in connection with the Transaction, including pursuant to this Agreement, are true, accurate and complete and do not contain any false statements, misleading statements or material omissions. The Transferors further warrants that the information provided to the Transferee and the intermediaries engaged by the Transferors are true, accurate and complete original written information or copies of such information, and that there are no false records, misleading statements or material omissions, and that the copies or duplicates are consistent with the original information or originals, and that the signatures and seals on all documents are true and correct, and that there is no falsehood, forgery or tampering thereof.

Appendix 4 Disclosure Letter

Dr. Zhai Yifan has served as the chief medical officer of Ascentage Pharma since 2013 and is meanwhile entitled to shares of the company. She is also a leading talent of the Guangdong Innovation Team and also has project partnerships with Guangzhou Pharmaceutical Holdings Limited and BaiYunShan General Factory.

Appendix 5 Representations and Warranties by the Transferee

The terms used in this Appendix have the same meanings as in the body of this Agreement, unless otherwise agreed in this Agreement.

1. the Transferee is a legally established and validly existing limited company registered under the laws of the PRC, with full civil capacity.

2. the Transferee has the right to sign, deliver and perform this Agreement and the Transaction Documents to which the Transferee is a party:

(a) not be in breach of, and have fulfilled, any of the provisions of the Transferee's internal governing documents.

(b) have obtained the consent or approval of, or made any filing with or given any notice to, any governmental authority or any other third party as required by the Transaction Documents; and

(c) the execution of this Agreement and other Transaction Documents does not conflict with, or result in a material Breach or violation of, or constitute a default (either by the issuance of a notice or over time) with respect to, the terms and conditions of any contractual obligation to which the Transferee is a party or by which it is bound; and

(d) not be in violation of any court order, judgment, injunction, decree or decree made against or binding on the Transferee or against the securities, property or business of the Transferee.

3. The Transferee has the power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement or the other Transaction Documents. The execution and delivery by the Transferee of this Agreement and the other Transaction Documents and the performance of its obligations thereunder have been duly authorized by the Transferee by such acts as may be necessary, and this Agreement and any other Transaction Documents executed by the Transferee as a party hereto shall be lawful, valid and binding on the Transferee upon execution thereof.

Annex 6 Account Information of the Transferors

Attachment 7-A

Shareholding Structure of the Transferee after Reserving 5% for Zhai Yifan as the Transferor prior to its Series B Financing

Name of the Shareholder	Shareholding
Ascentage International	34.38%
Ascentage International (Series A)	0.94%
Hong Kong Sansheng Medical Limited	15.95%
Shengda Taizhou	8.64%
Taizhou Shengjing Business Consultation Partnership Enterprise (Limited Partnership)	1.90%
Suzhou Industrial Park Yuandian Zhengze No.1 Venture Capital Partnership (Limited Partnership)	6.63%
Zhuhai Hengqin Yuanming Equity Investment Fund (Limited Partnership)	6.61%
Shenzhen Qianhai Yifeng Taihe Equity Investment Fund Enterprise (Limited Partnership)	4.74%
Tianjin Heyue Guyu Private Equity Fund Partnership (Limited Partnership)	1.90%
Suzhou New Industrial Yuan Phase II Bioventure Investment Enterprise (Limited Partnership)	1.90%
Hangzhou Tigermed Consulting Co., Ltd	1.90%
ESOP Equity	9.5%
Zhai Yifan	5.00%
Total	100.00%

Appendix 7-B

Shareholding Structure of the Transferee after the Series B Financing

Name of the Shareholding	Shareholding
Ascentage International	27.63%
Ascentage International (Series A)	0.76%
Ascentage International (Series B)	0.14%
Hong Kong Sansheng Medical Limited	12.82%
Shengda Taizhou	6.95%
Taizhou Shengjing Business Consultation Partnership Enterprise (Limited Partnership)	1.52%
Suzhou Industrial Park Yuandian Zhengze No.1 Venture Capital Partnership (Limited Partnership)	5.33%
Zhuhai Hengqin Yuanming Equity Investment Fund (Limited Partnership)	5.32%
Shenzhen Qianhai Yifeng Taihe Equity Investment Fund Enterprise (Limited Partnership)	3.81%
Tianjin Heyue Guyu Private Equity Fund Partnership (Limited Partnership)	1.52%
Suzhou New Industrial Yuan Phase II Bioventure Investment Enterprise (Limited Partnership)	1.52%
Hangzhou Tigermed Consulting Co., Ltd	1.52%
SDIC Advanced Manufacturing Industry Investment Fund (Limited Partnership)	12.06%
Jiaxing Dan Green Investment Partnership (Limited Partnership)Innovative Healthcare Fund Enterprise (Limited Partnership)	1.21%
Shanghai Yuhan Equity Investment Fund Enterprise (Limited Partnership)	0.80%
Shanghai Founder Korea Investment Partnership (Limited Partnership)	1.41%
Suzhou Industrial Park Yuandian Lize Venture Capital Management Center (Limited Partnership)	1.21%
Shenzhen Qianhai Yuanming Investment Management Co., Ltd	0.80%
Shenzhen EFung IV Venture Capital Fund Enterprise (Limited Partnership)	2.01%
ESOP Equity	7.64%
Zhai Yifan	4.02%
Total	100%